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                           SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     FORM N-8A

                            NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                           INVESTMENT COMPANY ACT OF 1940

   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name: RESERVE SHORT-TERM INVESTMENT TRUST

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

           1250 Broadway, 32nd Floor
           New York, New York 10001-3701

   Telephone Number (including area code): (212) 401-5500

   Name and address of agent for service of process:

           Amy Bizar, Esq.
           Office of the General Counsel
           1250 Broadway, 32nd Floor
           New York, New York 10001-3701

   Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES /X/               NO / /

   Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and the State of New York on the 22nd day of January 2004.

                                  RESERVE SHORT-TERM INVESTMENT TRUST
                                  By:   /s/ Bruce R. Bent II
                                  Name: Bruce R. Bent II, Trustee and President

Attest:       /s/Amy Bizar
By:           Amy Bizar